Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 2, 2012

EOG Resources, Inc.

1111 Bagby, Sky Lobby 2

Houston, Texas 77002

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the Registration Statement), to be filed with the Securities and Exchange Commission on or about March 2, 2012 (with respect to the EOG Resources, Inc. 409A Deferred Compensation Plan (as amended) (formerly known as the EOG Resources, Inc. 1996 Deferral Plan)), we hereby consent to the incorporation in said Registration Statement of the references to our firm and of the opinions delivered to EOG Resources, Inc. (the Company) regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved crude oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated February 4, 2010, January 31, 2011 and February 1, 2012 with respect to the reserve estimates as of December 31, 2009, December 31, 2010, and December 31, 2011, respectively. The opinions are referred to in the section “Supplemental Information to Consolidated Financial Statements—Oil and Gas Producing Activities” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on February 24, 2012.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716